EXHIBIT 99.1

Press Release

INTERACTIVE DATA REPORTS THIRD-QUARTER 2006 REVENUE

INCREASED BY 16.7% AND NET INCOME INCREASED BY 15.8%

Company Also Announces Special Dividend of $0.80 Per Share and

New Two Million Share Repurchase Program

BEDFORD, Mass – October 26, 2006 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2006. Interactive Data’s third-quarter 2006 revenue grew 16.7% to $156.7 million from $134.2 million in the third quarter of 2005. Net income for the third quarter of 2006 was $26.8 million, or $0.28 per diluted share, which includes $2.0 million of after-tax, stock-based compensation expense associated with the adoption of Financial Accounting Standards Board Statement No. 123(R) (FAS 123R). This represents a 15.8% increase over net income of $23.1 million, or $0.24 per diluted share, in the third quarter of 2005.

“Our third-quarter 2006 results were very strong due to a combination of excellent new sales, lower cancellation levels and careful control on spending,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Although the summer months are historically slow for new sales, we enjoyed strong new sales in the third quarter of 2006, particularly at our FT Interactive Data and ComStock businesses, and we also saw eSignal resume its growth. As a result of these performances, we produced organic revenue growth of 5.7% during the third quarter of 2006. Renewal rates for our institutional businesses remained at approximately 95% during the third quarter of 2006. In addition to our solid performance, our third-quarter 2006 net income benefited from a reduction in our estimated effective annual tax rate.”

Clark continued, “We were also pleased with the contributions from the businesses we acquired during the past 12 months, Interactive Data Managed Solutions and Quote.com. The integration of both these organizations is progressing steadily, and our Interactive Data Managed Solutions business generated strong new sales in the third quarter. Just as important, our investments in new product development across the organization are resulting in the delivery of new and enhanced offerings.”

Commenting on the declaration of a special dividend of $0.80 per share and the authorization for a new stock repurchase program for up to two million shares of common stock, both of which were also announced today, Clark stated, “Our Board determined that it is an appropriate point in time to return over $115 million to shareholders. Using our cash for acquisitions and internal investments that help us strengthen and grow our business is still our preferred use of capital. Moving forward, the Board will continue to evaluate a range of opportunities for using our cash to expand the business and create value for shareholders.

“Looking ahead, we believe that Interactive Data is well positioned for continued success,” concluded Clark. “New and impending regulatory requirements in both North America and Europe, combined with the increasing complexity of new investment alternatives, are reinforcing the compelling value that Interactive Data’s offerings deliver. In order to effectively bring new services to market and work strategically with our clients, we are driving collaboration across our sales, marketing and product development organizations.”

Other Third-quarter and Recent Operating and Financial Highlights

Effects of Foreign Exchange:

•	Interactive Data’s third-quarter 2006 revenue was positively impacted by $1.4 million due to the effects of foreign exchange. Third-quarter 2006 revenue before the effects of foreign exchange grew by $21.1 million, or 15.7%, over the comparable period in 2005. Total costs and expenses in the third quarter of 2006 were negatively impacted by $1.1 million due to the effects of foreign exchange. Third-quarter 2006 total costs and expenses before the effects of foreign exchange increased by $18.4 million, or 18.9%, over the third quarter of 2005.

Institutional Services Segment:

•	FT Interactive Data’s third-quarter 2006 revenue of $96.7 million grew 7.4% over the prior year’s third quarter (or an increase of 6.3% before the effects of foreign exchange). North American revenue for the third quarter of 2006 increased 5.7% over the third quarter of 2005. Third-quarter 2006 European revenue increased by 14.5% (or increased 9.0% before the effects of foreign exchange) from the third quarter of last year. Growth in both North America and Europe during the quarter primarily reflects increased business with existing customers, particularly for evaluated pricing and related reference data services. FT Interactive Data’s Asia-Pacific third-quarter 2006 revenue was essentially flat compared with the prior year’s third quarter.

•	ComStock generated third-quarter 2006 revenue of $30.5 million, an increase of 60.3% over the same quarter last year (or an increase of 58.5% before the effects of foreign exchange). ComStock’s 2006 third-quarter revenue includes $11.2 million from Interactive Data Managed Solutions. Excluding the effects of foreign exchange, the contribution of acquisitions and intercompany eliminations resulting from acquisitions, ComStock’s underlying revenue increased by 4.5% primarily due to increased new business with institutions and lower levels of cancellations. During the third quarter, ComStock expanded its market coverage to include additional Level II and additional financial data from Eastern and Central Europe. Earlier this month, ComStock launched PlusTick, a new service that will provide financial institutions with access to high-quality tick and trade data for global securities.

•	CMS BondEdge’s revenue for the third quarter of 2006 of $8.1 million declined 1.2% from last year’s third quarter. CMS BondEdge’s third-quarter 2006 revenue decline reflects the impact of cancellations primarily caused by client consolidation activities, which more than offset new sales and increased business with existing customers. CMS BondEdge’s third-quarter 2006 performance was highlighted by 11 new client installations and initial sales of the CMS BondEdge fixed income analytical datafeed service, which was launched during the second quarter of 2006.

Active Trader Services Segment:

•	eSignal’s third-quarter 2006 revenue of $21.5 million increased 26.0% from the same quarter last year (or an increase of 25.6% before the effects of foreign exchange). The increase reflects the $3.1 million contribution of Quote.com, which was acquired during the first quarter of 2006, as well as the continued expansion of eSignal’s direct subscriber base. Excluding the contribution from Quote.com and the effects of foreign exchange, eSignal’s revenue growth in the third quarter of 2006 was 7.2%. eSignal ended the third quarter of 2006 with nearly 61,600 direct subscription terminals, which includes approximately 12,900 direct subscription terminals for Quote.com-related services. During the third quarter of 2006, eSignal launched the new Quote.com website.

Effective Tax Rate:

•	The third-quarter 2006 effective tax rate of 35.5% reflects the reduction in the Company’s estimated annual effective tax rate primarily due to a shift in geographic income to lower tax rate jurisdictions in addition to the release of tax reserves that were no longer required as a result of the expiration of a statute of limitations.

Capital Expenditures:

•	Approximately $2.7 million, or 27%, of the $9.9 million in third-quarter 2006 capital expenditures were associated with facility relocation activities.

Nine-Month Results:

•	For the nine months ended September 30, 2006, Interactive Data reported revenue of $451.3 million versus $406.8 million for the comparable period in 2005, an increase of $44.4 million, or 10.9%. Total costs and expenses rose 15.2%, or $45.5 million, to $344.1 million in the first nine months of 2006. Pre-tax stock-based compensation expense associated with the adoption of FAS 123R during the first nine months of 2006 was $9.9 million. Income from operations for the first nine months of 2006 was $107.2 million, compared with $108.2 million for the same period one year ago. Net income for the first nine months of 2006 was $68.6 million, or $0.72 per diluted share, compared with $69.2 million, or $0.72 per diluted share, in the comparable period of 2005. The tax rate for the first nine months of 2006 was 38.5% compared with 38.0% in the same period last year or 36.9% for the full year 2005.

Cash Position, Stock Buyback Activities and Special Dividend:

•	As of September 30, 2006, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $216.1 million. During the third quarter of 2006, Interactive Data completed its existing June 2005 share buyback program by purchasing 226,600 shares of common stock at an average price of $20.53 per share. The average price for all two million shares of common stock repurchased under the stock buyback program initiated in June 2005 was $21.01 per share. With the completion of this most recent program, Interactive Data’s Board of Directors has authorized a new buyback program for the repurchase of up to two million shares of its common stock.

•	Repurchases made under the new two million share buyback program will be made in the open market or in privately negotiated transactions from time to time, subject to market conditions and other factors and in compliance with applicable legal requirements. Repurchases of common stock may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when Interactive Data might otherwise be precluded from doing so under insider trading laws. Interactive Data intends to use cash on hand to fund any purchases. The Company is not obligated to acquire any particular amount of common stock as a result of the plan, which may be suspended or discontinued at any time.

•	Interactive Data also announced today that its Board of Directors has declared a special dividend of $0.80 per share of common stock. The dividend is payable on December 5, 2006 to stockholders of record on November 9, 2006.

•	In combination, the special dividend and stock repurchase program would return over $115 million to stockholders (assuming the new buyback program is completed based on the current market value of Interactive Data’s common stock).

Board of Directors:

•	In early September 2006, as previously announced, Robert C. Lamb, Jr. was appointed to Interactive Data’s Board of Directors. Lamb currently serves as chairman of the Board’s Audit Committee and serves on the Independent Committee as well as the Nominating and Corporate Governance Committee.

Outlook

We anticipate that market conditions in the fourth quarter of 2006 will be similar to those experienced in recent quarters. We believe that spending on market data and related services by customers in the financial services industry will continue to be influenced by their focus on cost containment initiatives. Based on our results to date and our expectations for the balance of the year, our outlook for 2006 is as follows: We continue to expect that 2006 revenue growth will be in the range of 12-13%. We now expect that the estimated after-tax, stock-based compensation expenses associated with the adoption of FAS 123R will be at the low end of prior guidance for this expense, which ranged from $8.0 million to $10.0 million. We continue to anticipate that 2006 net income will decline slightly versus 2005. Due to a shift in geographic income to lower tax rate jurisdictions in addition to the release of tax reserves that were no longer required as a result of the expiration of a statute of limitations, our effective tax rate for 2006 is now expected to be in the range 38.5% to 39.5%, compared with prior guidance issued in July 2006 for an effective annual rate in the range of 39.5% to 40.5%. We now anticipate that non-GAAP income from operations, which excludes the impact of FAS 123R, will grow in the 8-10% range in 2006 compared with prior guidance issued in July 2006 for non-GAAP income from operations growth in the 7-9% range.

2006 capital expenditures are now expected to be at the low end of original guidance that ranged from $40.0 million to $43.0 million. This includes capital expenditures of approximately $10.0 million to $12.0 million associated with the planned relocation of Interactive Data’s corporate headquarters in Bedford, Massachusetts and ComStock’s Harrison, New York facility during the year. We expect that approximately 50% of the capital expenditures associated with these facility activities will be reimbursed by the landlords of these facilities by early 2007.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, October 26, 2006 at 11:00 a.m. Eastern Time to discuss the third-quarter 2006 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 8181142. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from October 26, 2006 at 2:00 p.m. until Thursday, November 9, 2006 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 8181142. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management includes information regarding organic revenue growth, which excludes the contribution of businesses acquired or closed during the past 12 months, related intercompany eliminations, the effects of foreign currency exchange rates and the recognition of revenue deferred in prior quarters because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses acquired or closed during the past 12 months, and the effects of foreign exchange and the recognition of costs and expenses deferred in prior quarters, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•	Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with acquired or closed businesses during the past 12 months, intercompany eliminations, the effects of foreign exchange and the recognition of revenue and costs and expenses deferred in prior periods because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

•	Management refers to non-GAAP income from operations, which excludes the estimated impact of the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” because our historical financial performance did not include this expense. As a result, we believe that continuing to offer such information about our financial performance provides consistency in our financial reporting.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, including those appearing under the heading “Outlook:” our statements about expected market conditions, our expected growth and profitability, and planned product and service developments, and acquisitions; our statements related to any potential future stock repurchase transactions, including our intention to repurchase shares of our common stock from time to time under the stock repurchase program, the source of funding for the stock repurchase program, as well as the timing, nature and financial impact of any such transactions related to the stock buyback program; and statements related to the special dividend, including the timing, nature and financial impact of issuing any such dividend. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all (x) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xvi) the relative performance of the economy and the U.S. stock market as a whole; (xvii) the market price of our common stock and other market conditions; (xviii) the difficulty in predicting our future cash needs; (xix) the nature of other investment opportunities available to us from time to time; (xx) our operating cash flow; and (xxi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation.

The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation. The Interactive Data Managed Solutions business includes Interactive Data Managed Solutions, a Frankfurt, Germany corporation. IS.Teledata AG was renamed as Interactive Data Managed Solutions in 2006 following Interactive Data’s acquisition of IS.Teledata in mid-December 2005.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
REVENUE	$156,670	$134,198	16.7%	$451,265	$406,848	10.9%

COSTS & EXPENSES
Cost of services*	49,147	40,463	21.5%	147,612	124,133	18.9%
Selling, general & administrative*	55,623	46,752	19.0%	161,175	144,665	11.4%
Depreciation	5,547	4,773	16.2%	16,168	13,916	16.2%
Amortization	6,440	5,293	21.7%	19,135	15,905	20.3%

Total costs & expenses	116,757	97,281	20.0%	344,090	298,619	15.2%

INCOME FROM OPERATIONS	39,913	36,917	8.1%	107,175	108,229	-1.0%

Other income, net	1,649	1,212	36.1%	4,248	3,391	25.3%

INCOME BEFORE INCOME TAXES	41,562	38,129	9.0%	111,423	111,620	-0.2%
Income Tax expense	14,752	14,985	-1.6%	42,842	42,381	1.1%

NET INCOME	$26,810	$23,144	15.8%	$68,581	$69,239	-1.0%

NET INCOME PER SHARE
Basic	$0.29	$0.25	16.0%	$0.74	$0.74	0.0%
Diluted	$0.28	$0.24	16.7%	$0.72	$0.72	0.0%
Cash dividends paid per common share	$—	$0.80	—	$—	$0.80	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	92,812	93,196	-0.4%	93,260	93,186	0.1%
Diluted	94,925	95,983	-1.1%	95,550	95,965	-0.4%

* Includes incremental stock-based compensation expense related to the adoption of FAS 123R of:	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cost of services	$1,137	$—	$3,896	$—
Selling, general & administrative	1,890	—	5,967	—

Total	$3,027	$—	$9,863	$—

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2006	December 31, 2005
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$164,815	$147,368
Marketable securities	51,257	25,019
Accounts receivable, net	96,145	84,553
Interest receivable	1,482	751
Prepaid expenses and other current assets	14,269	10,458
Deferred income taxes	1,560	1,509

Total current assets	329,528	269,658

Property and equipment, net	74,331	64,252
Goodwill	527,816	480,179
Other intangible assets, net	174,000	182,156
Other assets	715	675

Total Assets	$1,106,390	$996,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$12,078	$18,032
Payable to affiliates	3,463	892
Accrued liabilities	66,738	68,747
Income taxes payable	10,947	2,045
Deferred revenue	33,983	23,988

Total current liabilities	127,209	113,704

Deferred tax liabilities	37,096	23,864
Other liabilities	4,180	3,946

Total Liabilities	168,485	141,514

Stockholders’ Equity:
Preferred stock	—	—
Common stock	988	979
Additional paid-in capital	875,039	848,137
Treasury stock, at cost	(104,444)	(74,587)
Accumulated earnings	146,030	77,449
Accumulated other comprehensive income	20,292	3,428

Total Stockholders’ Equity	$937,905	$855,406

Total Liabilities and Stockholders’ Equity	$1,106,390	$996,920

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30, (Unaudited)
	2006	2005
Cash flows provided by (used in) operating activities:
Net income	$68,581	$69,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,303	29,821
Tax benefit from exercise of stock options and employee stock purchase plan	—	3,217
Excess tax benefits from stock-based compensation	(2,692)	—
Deferred income taxes	(844)	269
Amortization of discounts and premiums on marketable securities, net	192	1,704
Stock-based compensation	11,622	1,363
Other non-cash items, net	621	8
Changes in operating assets and liabilities, net	1,342	(13,590)

NET CASH PROVIDED BY OPERATING ACTIVITIES	114,125	92,031

Cash flows used in investing activities:
Purchase of fixed assets	(25,728)	(16,605)
Acquisition of business	(33,244)	—
Purchase and sale of marketable securities	(26,430)	(48,547)
Other investing activities	—	(67)

NET CASH USED IN INVESTING ACTIVITIES	(85,402)	(65,219)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(29,857)	(24,632)
Proceeds from exercise of stock options and employee stock purchase plan	12,240	15,286
Excess tax benefits from stock based compensation	2,692	—
Common stock cash dividends	—	(74,489)

NET CASH USED IN FINANCING ACTIVITIES	(14,925)	(83,835)

Effect of change in exchange rates on cash and cash equivalents	3,649	(3,525)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,447	(60,548)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	147,368	207,908

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$164,815	$147,360

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue, Intercompany

Eliminations Resulting from Acquisitions, and the Recognition of Reversed and Deferred

Revenue

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
Revenue
Institutional Services
FT Interactive Data	$96,652	$89,978	7.4%	$279,214	$263,740	5.9%
ComStock	30,480	19,015	60.3%	87,416	66,473	31.5%
CMS BondEdge	8,050	8,145	-1.2%	24,217	24,213	0.0%

Institutional Services Total	135,182	117,138	15.4%	390,847	354,426	10.3%
Active Trader Services eSignal	21,488	17,060	26.0%	60,418	52,422	15.3%

Active Trader Services Total	21,488	17,060	26.0%	60,418	52,422	15.3%
Total Revenue	156,670	134,198	16.7%	451,265	406,848	10.9%
Effects of Foreign Exchange	(1,421)	—	—	1,328	—	—

Non-GAAP Revenue before Effects of Foreign Exchange	155,249	134,198	15.7%	452,593	406,848	11.2%
Revenue – Quote.com	(3,139)	—	—	(7,018)	—	—
Revenue – Interactive Data Managed Solutions	(11,238)	—	—	(31,058)	—	—

Non-GAAP Revenue before Effects of Foreign Exchange and Acquisition-Related Revenue	$140,872	$134,198	5.0%	$414,517	$406,848	1.9%
Intercompany Eliminations Resulting from Acquisitions	—	(936)		(288)	(2,663)

Non-GAAP Revenue before Effects of Foreign Exchange, Acquisition-Related Revenue and Intercompany Eliminations Resulting from Acquisitions	$140,872	$133,262	5.7%	$414,229	$404,185	2.5%
Recognition of Revenue Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(8,122)	—

Non-GAAP Revenue before Above Factors	$140,872	$133,262	5.7%	$414,229	$396,063	4.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Stock-Based Compensation Expense,

Acquisition-related Total Costs and Expenses, Effects of Foreign Exchange,

and Recognition of Reversed and Deferred Costs and Expenses

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
Total Costs & Expenses	$116,757	$97,281	20.0%	$344,090	$298,619	15.2%
Incremental Stock-based Compensation Expense	(3,027)	—	—	(9,863)	—	—
Total Costs & Expenses – Quote.com	(1,712)	—	—	(4,324)	—	—
Total Costs & Expenses – Interactive Data Managed Solutions	(11,488)	—	—	(33,655)	—	—
Effects of Foreign Exchange	(1,113)	—	—	1,043	—	—

Non-GAAP Total Costs & Expenses Before Acquisition-related Costs and Effective of Foreign Exchange	$99,417	$97,281	2.2%	$297,291	$298,619	-0.4%
Recognition of Costs & Expenses Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(6,702)	—

Non-GAAP Total Costs & Expenses Before Above Factors	$99,417	$97,281	2.2%	$297,291	$291,917	1.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Operating Profit Before Effects of Acquisitions and Related Intercompany Eliminations, Foreign

Exchange, Stock-Based Compensation Expense, and Recognition of Reversed and Deferred

Revenue and Costs and Expenses

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Change	2006	2005	Change
Non-GAAP Revenue before Above Factors	$140,872	$133,262	5.7%	$414,229	$396,063	4.6%
Non-GAAP Total Costs & Expenses Before Above Factors	$99,417	$97,281	2.2%	$297,291	$291,917	1.8%

Non-GAAP Operating Profit from Core Businesses	$41,455	$35,981	15.2%	$116,938	$104,146	12.3%